Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-161977) of Advantest Corporation,

(2)	Registration Statement (Form S-8 No. 333-153610) of Advantest Corporation,

(3)	Registration Statement (Form S-8 No. 333-146218) of Advantest Corporation,

(4)	Registration Statement (Form S-8 No. 333-141394) of Advantest Corporation, and

(5)	Registration Statement (Form S-8 No. 333-97107) of Advantest Corporation;

of our reports dated June 25, 2010, with respect to the consolidated financial statements of Advantest Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Advantest Corporation and subsidiaries, included in the Annual Report (Form 20-F) of Advantest Corporation for the year ended March 31, 2010.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

June 25, 2010